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                                                                    EXHIBIT 99.5

                        [SUPPORT.COM, INC. LETTERHEAD]



CONFIDENTIAL
------------
Gary Griffith
everdream
1288 Pear Ave.
Mountain View, CA 94043


Dear Mr. Griffith:

     Support.com, Inc. (the "Company") is in the process of preparing a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission and would like to use customer case studies in such Registration Statement, including the case study of everdream. The Company hereby requests everdream's permission to use the following language in the Registration Statement:

          "everdream is an application service provider that delivers hardware, software, networking infrastructure and support to small business customers, thereby offering its customers a single point of support. With the integration of our self-healing, self-service and assisted service technology on the everdream platform, everdream is able to increase the number of technical problems solved for its customers and decrease the time it takes to solve them. As a result, everdream's customers can experience increased productivity and cost savings."
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 The undersigned, by execution hereof, hereby consents to the Company's use of the language set forth above.

                                        Very truly yours,

                                        /s/ Dan Brown

                                        Dan Brown
                                        Support.com
                                        Sales Executive

Acknowledged and Agreed to:

EVERDREAM


By /s/ Gary Griffith
  -----------------------------

Title CEO, everdream Corp.
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Date 3/24/00
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